Exhibit 5.1

BOWEN, RADABAUGH

& MILTON, P.C.

ATTORNEYS AND COUNSELORS

4967 CROOKS ROAD SUITE 150 TROY, MICHIGAN 48098 (248) 641-8000 FACSIMILE (248) 641-8219 www.brmattorneys.com TOLEDO, OHIO OFFICE	GEOFFREY D. MARSHALL GDMarshall@brmattorneys.com Direct Dial: (248) 641-8992

February 13, 2015

Manitex International, Inc.

9725 Industrial Drive

Bridgeview, Illinois 60455

Gentlemen and Ladies,

We have acted as special counsel to Manitex International, Inc., a Michigan corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “Commission”), relating to (i) the sale from time to time by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 1,249,875 shares of the Company’s common stock, no par value (the “Shares”) issuable to the Selling Stockholders in accordance with the terms of the convertible notes (the “Notes”) issued to the Selling Stockholders pursuant to a certain Note Purchase Agreement, dated as of January 7, 2015 (the “Agreement”), by and among the Company, MI Convert Holdings LLC and Invemed Associates LLC, and (ii) the rights to purchase certain shares of the Company’s preferred stock, no par value (the “Purchase Rights”), pursuant to a certain rights agreement dated October 17, 2008 (the “Rights Agreement”).

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, including the Prospectus; (ii) the Agreement; (iii) the Notes; (iv) the Rights Agreement; (v) the Company’s Articles of Incorporation, as amended; (vi) the Company’s Bylaws, as amended and restated; (vii) resolutions of the Company’s Board of Directors authorizing the issuance of the Shares subject to the Registration Statement, together with certain related matters; and (viii) such other proceedings, documents and records as we have deemed necessary to enable use to render this opinion.

In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. When relevant facts were not independently established, with your permission, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company, whether contained in the documents referenced above or otherwise, including all representations and warranties, as being true and correct.

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing, we are of the opinion that:

1.

Upon issuance and delivery of the Shares in accordance with the terms of the Notes, the Shares covered by the Registration Statement that are to be offered and sold from time to time by the Selling Stockholders will be validly issued, fully paid, and nonassessable; and

2.	The Purchase Rights attached to the Shares constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions herein reflect only the application of applicable laws of the State of Michigan (excluding the securities and blue sky laws of such State, as to which we express no opinion). The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

This opinion letter is being delivered by us solely for your benefit in connection with the filing of the Registration Statement with the Commission. We do not render any opinions except as set forth above.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. We also consent to your filing copies of this opinion letter with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the sale of the Shares. In giving such consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act or within the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

/s/ Bowen, Radabaugh & Milton, P.C.